Contact:
John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. ANNOUNCES $50 MILLION INCREASE TO ITS STOCK REPURCHASE PROGRAM

CARPINTERIA, Calif. – Jan. 9, 2008 – CKE Restaurants, Inc. (NYSE: CKR) announced today that its Board of Directors has authorized a further expansion of its stock repurchase program, raising the Company’s repurchase authority under its stock repurchase program by an additional $50 million, for a new limit of $400 million. The Company’s stock repurchase program was initially put into effect on April 13, 2004. Subsequent to the Board of Directors’ approval of the increase to the stock repurchase authorization, the Company purchased two million shares of its stock in a privately negotiated transaction. The Company has currently utilized approximately $356 million under this program, leaving a balance available for future repurchases of approximately $44 million.

The Company may make repurchases from time to time in the open market or in privately negotiated transactions in compliance with Securities and Exchange Commission Guidelines. As part of this repurchase program, the Company currently has a $5 million per quarter non-discretionary Rule 10(b)5-1 program in place.

“We have increased our stock repurchase program by $50 million to provide ourselves greater flexibility in light of current market conditions,” stated Andrew F. Puzder, the Company’s president and chief executive officer. “Since the end of the third quarter, we have repurchased 2,564,500 shares at a total cost of approximately $31.8 million. Since the inception of the program, we have repurchased approximately 21.2 million shares representing approximately 37.9 percent of our current fully diluted share count. Our stock repurchase and quarterly cash dividend programs continue to prove to be a very effective means by which we return capital to stockholders.”

As of the end of its fiscal 2008 third quarter ended Nov. 5, 2007, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,052 franchised, licensed or company-operated restaurants in 42 states and in 13 countries, including 1,121 Carl’s Jr. ® restaurants and 1,915 Hardee’s® restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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